RMR Wealth Creations, Inc.

PERSONAL SECURITIES TRANSACTIONS PROCEDURES

RMR’s associated persons may not buy or sell any security in which the person has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

9.1 Pre-Clearance Procedures

RMR’s associated persons must have written clearance for all personal securities transactions before placing the transactions. RMR reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. Associated persons should complete RMR’s Pre-Clearance Form (contained in this Manual).  All pre-clearance requests must be submitted to RMR’s CCO, while RMR’s CCO shall submit pre-clearance requests for his/her personal transactions to RMR’s Managing Member/Chief Executive Officer. Once pre-clearance is granted to an associated person, such associated person may only transact in that security for the remainder of the trading day.

9.2 Reportable Securities

RMR deems the following to be securities for the purpose for complying with its personal securities transactions policy:

Stocks, bonds, closed-end mutual funds, notes, debentures, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral-trust certificates, fractional undivided interests in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

9.3 Exempt Securities

Investments in commercial paper, money market accounts, unit investment trusts, treasury securities, certificates of deposit and shares of open-end mutual fund companies do not need to be reported by associated persons.

9.4 Beneficial Ownership

Associated persons will be deemed to have beneficial ownership of securities if they have or share a direct or indirect financial interest in the securities. This will be the case where the associated person may directly or indirectly profit from a securities transaction.

9.5 Exempt Transactions

The following transactions are considered exempt transactions:  (i) Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.  (ii) Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.  (iii) Any transaction in an account over which the associated person does not have any direct or indirect influence or control.  (iv) Purchases of securities in Dividend Reinvestment Plans (DRIPs). (v) Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

9.6 Initial Public Offerings

No associated persons/officers shall acquire beneficial ownership of securities in an initial public offering without the consent of the CCO or in the case of the CCO’s absence, the Principal.

9.7 Private Placements

No associated persons/officers shall acquire beneficial ownership of securities in a private placement without the consent of the CCO or in the case of the CCO’s absence, the Principal.

9.8 Reporting

Associated persons may only personally trade securities through an approved securities firm or a DRIP. Each associated person must ensure that RMR is sent duplicate account statements and trade confirmations no less frequently than thirty (30) days after the end of each calendar quarter.

9.9 Trading and Review

RMR does not allow “front-running” of Client accounts, i.e., personal trading conducted by associated persons before Client accounts are traded in the same security. Associated persons accounts will be reviewed for this activity and other potential problems.

9.10 Remedial Actions

RMR has implemented remedial actions that are designed to discourage its associated persons from violating the Personal Securities Transaction Policy. In general, these actions are as follows, but may be more severe based on the circumstances:  (i)1stViolation -Verbal Warning; (ii)2nd Violation - Written warning; (iii)3rd Violation— Suspension and/or termination of employment.

9.11 Disclosure

RMR shall describe the Codes of Ethics to Clients in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for RMR’s Code of Ethics shall be directed to the CCO.

9.12 Record-Keeping

RMR shall maintain all records pertaining to personal securities transactions for a period of no less than five (5) years from the end of the fiscal year in which the document was last altered/amended.

9.13 Responsibility

The CCO will be responsible for administering Personal Securities Transaction Policy. All questions regarding the policy should be directed to the CCO.

10.0 CODE OF ETHICS

I. INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all Advisory Representatives and certain other persons of RMR have a fiduciary duty to place the interest of Clients ahead of their own and RMR’s.  This Code of Ethics applies to all "Access Persons" (defined below).  Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of RMR’s Advisory Clients. For purposes of this policy, the following words shall mean:

"Access Persons" means all employees, directors, officers, partners or members of RMR, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients' purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or portfolio holdings of Clients (iv) all of RMR’s directors, officers, members and Advisory Representatives. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons. "Advisory Client" means any person or entity for which RMR serves as an investment adviser for, renders investment advice to or makes investment decisions for.

"Code" means this policy as supplemented by other policies and procedures contained in RMR’s Compliance Manual.

"Reportable Securities" means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in open-end mutual funds (except affiliated mutual funds) and (iv) units of a unit investment trust (except affiliated unit investment trusts).

RMR has established the following restrictions in order to ensure its fiduciary responsibilities:

•

RMR emphasizes the unrestricted right of the Client to specify investment objectives, guidelines, and/or conditions on the overall management of their account.  RMR’s standard investment process begins with reviewing applicable state statutes, investment policy, and permitted investment language provided by the Client.

•

Associated persons or their immediate family members shall not buy or sell securities for their personal portfolio(s) where their decision is derived, in whole or in part, by reason of the associated person’s employment, unless the information is also available to the investing public on reasonable inquiry.  No associated person of RMR shall prefer his or her own interest to that of the advisory Client.

•

RMR and its associated persons generally may not purchase and sell securities being considered for, or held by Client accounts without pre-clearance by RMR’s CCO.

•

Moreover, if the security is a thinly traded security (with average daily volume below 100,000 shares per day) investment personnel may be subject to a blackout period from trading in such securities.

•

RMR or individuals associated with RMR may buy or sell for their personal accounts investment products identical to those recommended to Clients.  It is the expressed policy of RMR that no person employed by RMR may enter an order to purchase or sell any security prior to a transaction being implemented for an advisory account (in accordance with standard “front running” guidelines), and therefore, preventing such employees from benefiting from transactions placed on behalf of advisory accounts.

•

RMR and its employees generally may not participate in private placements or initial public offerings (IPOs) without pre-clearance from RMR's Compliance Officer.

•

RMR requires that all individuals must act in accordance with all applicable federal and state regulations governing registered investment advisory practices.

•

Records will be maintained of all securities bought or sold by RMR, associated persons of RMR, and related entities. The CCO will review these records on a regular basis.

•

Any individual not in observance of the above may be subject to termination.

B. Appendices to the Code.  The Code shall be supplemented by the Compliance and Written Supervisory Procedures Manual in its entirety, specifically including, without limitation, those dealing with:

(i) Fiduciary Duty.

(ii) Trading

(iii) Principal & Agency Cross Transactions;

(iv) Personal Securities Transactions;

(v) Insider Trading;

II. OTHER DUTIES

A. Confidentiality.  Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

B. Gifts.  The following provisions on gifts apply to Access Persons:

•

Accepting Gifts. On occasion, because of their position with RMR, Access Persons may be offered or may receive, without notice, gifts from Clients, brokers, vendors or other persons.  Acceptance of extraordinary or extravagant gifts is prohibited.  Any such gifts must be declined and returned in order to protect the reputation and integrity of RMR.  Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted.  All gifts received by an Access Person that might violate this Code must be promptly reported to RMR’s CCO.

•

Solicitation of gifts.  Access Persons are prohibited from soliciting gifts of any size under any circumstances.

•

Giving gifts.  Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to RMR.

C. Company Opportunities.  Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or RMR.  This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D. Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person.  If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety.  The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E. Reporting, Review and Record Keeping. All violations of the Code must be reported promptly to the CCO.  The CCO shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code.  The CCO shall maintain in RMR’s files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons' written acknowledgement of receipt of the Code, (iv) a copy of the initial holdings report and (vi) copies of the quarterly and annual compliance certificates required by the Code.

F. Sanctions.  If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral.  RMR may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by RMR in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

G. Exceptions.  Exceptions to the Code will rarely, if ever, be granted.  However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse.  All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

H. Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with RMR that evidences his or her receipt of this Code of Ethics and submit to RMR a complete report of the Access Person's securities holdings. All Access Persons shall hold all personal brokerage accounts at an approved firm and submit to the CCO, no later than 30 days after the close of each quarter, in the form prescribed by RMR for this purpose, a list of all personal transactions in Reportable Securities.  Annually, all Access Persons will be required to certify compliance with RMR’s Code of Ethics.

CERTIFICATION OF COMPLIANCE WITH THE COMPANY'S PERSONAL SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that as of the date written below, in accordance with the Personal Securities Transactions section of the Compliance and Written Supervisory Procedures Manual and the Code of Ethics of RMR:

1.

I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

2.

I have obtained pre-clearance for all securities transactions, in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Chief Compliance Officer.

3.

I have reported all securities transactions, in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from preclearance or for which I have received an exception in writing from the Chief Compliance Officer.

4.

I have complied with the Code of Ethics in all other respects.

THE CODE OF ETHICS PROVIDED TO ME REQUIRES THAT I AS A SUPERVISED PERSON COMPLY WITH ALL APPLICABLE STATE AND/OR FEDERAL SECURITIES LAWS.

 Brett Rosenberger Print Name

Dated: 01 MAR    , 2012 10.1 Initial Report of Holdings

Personal Securities Holdings

Initial Report

Name:

Date report is submitted:

We have recently determined that you are an "access person," as defined in the Code of Ethics of RMR Wealth Creations, Inc. As such, you are required to complete this form and submit it to the Chief Compliance Officer, within 10 days of becoming an access person.

Instructions: This form asks for information about your personal securities holdings.

1.

 The information you provide below must be current as of a date no more than 45 days before you became an access person.

2.

 You must include securities held by your immediate family members with whom you live, unless you are not a beneficial owner of those securities.

3.

 You do not need to report holdings in the following types of securities:  (i) Shares of money market funds; (ii) Shares of open-end mutual funds in unaffiliated funds. (iii) Shares of all closed-end funds and non-U.S.-registered funds (such as UCITS) are reportable; (iv) Direct obligations of the U.S. government;  (v) Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; or (vi) Units of a unit investment trust (UIT) in unaffiliated unit investment trusts.

4.

You do not need to report securities held in accounts over which you had no direct or indirect influence or control, such as a blind trust.

A. For each security in which you have any direct or indirect beneficial ownership, provide the following information: (i) The title of the security; (ii) The type of the security; (iii) The exchange ticker symbol or CUSIP number (as applicable);  (iv) The number of shares (as applicable); and (v) The principal amount of the security (as applicable)

B. List the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit.

INITIAL REPORTING FORM

Employee (PRINT NAME)

Information Submitted Current as of (PRINT DATE)

In accordance with RMR Wealth Creations, Inc.’s Code of Ethics, please provide a list of all securities in which you have a financial interest. This includes securities held by broker/dealers and their custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g. equity; Fixed Income, etc.)	Ticker or CUSIP (if applicable)	Principal Amount

I certify that this form fully discloses all of the securities in which I have a pecuniary interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature:

Date:

Reviewed By:

Date of Review:

Exception(s) Noted: No Yes

If Yes, Describe:

10.2 Quarterly Transaction Reports

Personal Securities Transactions Quarterly Report

Name:

Date report is submitted:

As you know, you are an "access person," as defined in the Code of Ethics of RMR Wealth Creations, Inc. As such, you are required to complete this form and submit it to the Chief Compliance Officer no later than 30 days after the end of the calendar quarter.

Instructions: This report covers all of your personal securities transactions occurring during the past calendar quarter.

1.

If you had no personal securities transactions during the quarter, you may disregard this form (you are not required to report that you had no transactions).

2.

 You must include securities transactions of your immediate family members with whom you live, unless the member was not a beneficial owner of the securities at the time of the transaction.

3.

You do not need to report transactions in the following types of securities:  (i) Shares of money market funds;  (ii) Shares of open-end mutual funds in unaffiliated funds. Shares of all closed-end funds and non-U.S.-registered funds (such as UCITS) are reportable; (iii) Direct obligations of the U.S. government;  (iv) Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; or (v) Units of a unit investment trust in unaffiliated unit investment trusts.

4.

You do not need to report transactions:

a.

Occurring in an account over which you had no direct or indirect influence or control, such as a blind trust; or

b.

Made pursuant to an automatic investment plan, such as a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in this report.

5.

Documents Provided In Lieu of This Form. If you have provided, or plan to provide, trade confirmations or account statements to the firm, do not complete this report. For all transactions occurring during this quarter, you must provide copies of the confirmations or statements to the Chief Compliance Officer no later than 30 days after the close of the quarter. However, if the confirmation or statement does not contain all of the information required on this form, you must provide the remaining information on this form.

For each transaction in a security in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, provide the following information: (i) Date of the transaction; (ii) The title of the security; (iii) The exchange ticker symbol or CUSIP number (as applicable); (iv) Interest rate and maturity date (as applicable); (v) The number of shares involved in the transaction (as applicable); (vi) The principal amount of each reportable security involved (as applicable); (vii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (viii) The price of the security at which the transaction was effected; and ? The name of the broker, dealer or bank with or through which the transaction was effected.

QUARTERLY REPORTING FORM

Employee (PRINT NAME) Information Submitted Current as of (PRINT DATE)

In accordance with RMR Wealth Creations, Inc.’s Code of Ethics, for each transaction in a security in which you had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, provide the following information:

Transaction Date	Security Title	Ticker/Cusip As Applicable	Interest rate/Maturity Date As Applicable	# of Transaction Shares As Applicable	Principal amount of each security As Applicable	Nature of Transaction	Effected price of security	Effected name of Broker, Dealer or Bank

I certify that this form fully discloses all of the securities in which I have a pecuniary interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature:

Date:

Reviewed By:

Date of Review:

Exception(s) Noted: No Yes

If Yes, Describe:

10.3 Annual Reports

Personal Securities Holdings Annual Report

Name:

Date report is submitted:

As you know, you are an "access person," as defined in the Code of Ethics of RMR Wealth Creations, Inc.. As such, you are required to complete this form at least once annually on an anniversary date selected by RMR Wealth Creations, Inc. The information provided must be current as of a date no more than 45 days before the report is submitted.

Instructions: This form asks for information about your personal securities holdings.

1.

 The information you provide below must be current as of a date no more than 45 days before you became an access person.

2.

 You must include securities held by your immediate family members with whom you live, unless you are not a beneficial owner of those securities.

3.

 You do not need to report holdings in the following types of securities:

(i) Shares of money market funds; (ii) Shares of open-end mutual funds in unaffiliated funds. Shares of all closed-end funds and non-U.S.-registered funds (such as UCITS) are reportable; (iii) Direct obligations of the U.S. government;  (iv) Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; or (iv) Units of a unit investment trust (UIT) in unaffiliated unit investment trusts.

4.

You do not need to report securities held in accounts over which you had no direct or indirect influence or control, such as a blind trust.

A. For each security in which you have any direct or indirect beneficial ownership, provide the following information:

(i) The title of the security; (ii) The type of the security; (iii) The exchange ticker symbol or CUSIP number (as applicable);  (iv) The number of shares (as applicable); and (v) The principal amount of the security (as applicable)

B. List the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit.

ANNUAL REPORTING FORM

Employee (PRINT NAME)Information Submitted Current as of (PRINT DATE)

In accordance with RMR Wealth Creations, Inc.’s Code of Ethics, please provide a list of all securities in which you have a financial interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g. equity; Fixed Income, etc.)	Ticker or CUSIP (if applicable)	Principal Amount

I certify that this form fully discloses all of the securities in which I have a pecuniary interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature:

Date:

Reviewed By:

Date of Review:

Exception(s) Noted: No Ye

If Yes, Describe:

10.4 Personal Trading Pre-Clearance

PERSONAL TRADING PRE-CLEARANCE FORM

The pre-clearance form documents that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to placing a trade, and is only good for the day of approval.

1.

Buy Sell Short

2.

Security

3.

Common Stock Option Debt Other

4.

If applicable, is the Equity a “New Issue”? Yes  No

5.

Symbol

6.

Number of Shares/Contracts/Principal

7.

Brokerage Account Number Custodian

8.

Employee has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy or securities laws.

9.

Any transaction described above establishing a position in a security is undertaken within the intention of holding such position for not less than seven (7) days.

10.

Any transaction described above establishing a position for not less than thirty (30) days if the security is held in a Client account as of the date below.

Employee (PRINT NAME)

By signing below, the individual verifies that the proposed transaction described above does not violate RMR Wealth Creations, Inc.’s Personal Security Transaction Policy. Note: One signature is required for pre-clearance.

Chief Compliance Officer Date

Managing Principal Date